UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 9, 2008

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 9, 2008, Allied Capital Corporation (the "Company") entered into a three-year unsecured revolving line of credit with total commitments of $632.5 million, with Bank of America, N.A., as a lender and as administrative agent, and the other lenders thereunder. The Company may obtain additional commitments up to a total committed facility of $1.5 billion, subject to customary conditions. The revolving line of credit, which replaces the Company’s previous revolving line of credit that was entered into on September 30, 2005, will expire on April 11, 2011.

At the Company’s option, borrowings under the revolving line of credit will generally bear interest at a rate per annum equal to (i) LIBOR (for the period selected by the Company) plus 2.00% or (ii) the higher of the Federal Funds rate plus 0.50% or the Bank of America N.A. prime rate. The revolving line of credit requires the payment of an annual commitment fee equal to 0.50% of the committed amount (whether used or unused). The revolving line of credit generally requires payment of interest at the end of each LIBOR interest period, but no less frequently than quarterly, on LIBOR-based loans, and monthly payments of interest on other loans. All principal is due upon maturity.

The revolving credit facility provides for a swing line sub-facility. The swing line sub-facility bears interest at the Bank of America N.A. cost of funds plus 2.00%. The revolving credit facility also provides for a sub-facility for the issuance of letters of credit for up to an aggregate amount of $175 million. This letter of credit sub-facility will increase to the extent of 15% of the aggregate amount of commitments over $1.0 billion. The letter of credit fee is 2.00% per annum on letters of credit issued, which is payable quarterly.

At closing on April 9, 2008, there was $210.8 million outstanding on this unsecured revolving line of credit, and the amount available under the line was $325.4 million, net of amounts committed for standby letters of credit of $96.3 million.

The Company has various financial and operating covenants required by the revolving line of credit. These covenants require the Company to maintain certain financial ratios, including asset coverage, debt to equity and interest coverage, and a minimum net worth. The revolving credit facility provides for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, cross-defaults, bankruptcy events, failure to pay judgments, attachment of the Company’s assets, change of control and the issuance of an order of dissolution. Certain of these events of default are subject to notice and cure periods or materiality thresholds. The revolving credit facility also limits the Company’s ability to declare dividends if it defaults under certain provisions.

In the ordinary course of their respective businesses, Bank of America, N.A., certain other lenders under the revolving line of credit and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

The foregoing description of the revolving line of credit does not purport to be complete and is qualified in its entirety by reference to the full text of the credit agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No. Description
10.1 Credit Agreement, dated as of April 9, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

April 10, 2008	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 9, 2008.